In connection with the proposed issuance and sale by Golden Panther
Resources,
Ltd., a Nevada corporation (the "Corporation") pursuant to the Golden Panther Resources, Ltd. 1997 Stock Incentive Plan for Directors, Officers and Employees (the "Plan") of up to 3,045,000 additional shares of its authorized but unissued common stock, par value $0.001 per share (the "Stock"), I have examined, among other things, the Registration Statement on Form S-8, including the prospectus, which is to be filed under the Securities Act of 1933 (the "Registration Statement").

I am of the opinion that when (i) the Board of Directors of the Corporation shall have duly authorized the issuance and sale of the Stock pursuant to the Plan, and (ii) the Registration Statement shall have become effective, the Stock will, when so sold, be validly issued, fully paid and non-assessable.

Based on the provisions of the Plan, it is also my opinion that the participants of the employees of the Corporation in the Plan, which are also being registered pursuant to the Registration Statement, will be valid, fully paid and non-assessable rights of such employees in accordance with and subject to the terms and provisions of the Plan.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement as presently to be filed or thereafter amended, and to the use of my name under the caption "Legal Opinions" in the Prospectus included in the Registration Statement. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

/s/ W. Scott Lawler
W. Scott Lawler, Esq.